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                                                                  EXHIBIT 99.2

DATE:  April 4, 2002

FROM:                                         FOR:
Padilla Speer Beardsley Inc.                  DURA Automotive Systems, Inc.
1101 West River Parkway                       2791 Research Drive
Minneapolis, Minnesota 55415                  Rochester Hills, Michigan 48309

John Mackay (612) 455-1741                    David Bovee (248) 299-7500


FOR IMMEDIATE RELEASE


                       DURA AUTOMOTIVE ANNOUNCES TERMS OF
                              SENIOR NOTE OFFERING


     ROCHESTER HILLS, Mich., April 4 - DURA Automotive Systems, Inc. (Nasdaq:
DRRA), announced today that through its wholly owned subsidiary, Dura Operating Corp., it has made a private placement of senior unsecured notes due 2012. Earlier this week, DURA had announced its intention to sell these notes. Due to the high level of interest the company received, the offering was increased in size by $100 million to $350 million. The coupon rate on the notes will be 8 5/8%. Net proceeds will be used to reduce borrowings outstanding on DURA's existing senior credit facility.

     The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

     DURA Automotive Systems, Inc., is the world's largest independent designer and manufacturer of driver control systems and a leading global supplier of door modules, seat mechanisms and structures, glass systems and engineered assemblies for the global automotive industry. The company is also a leading supplier of similar products to the North American recreational vehicle and mass transit market. DURA supplies every North American, European and Japanese original equipment manufacturer. DURA's operating headquarters is in Rochester Hills, Mich., and its corporate office is in


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DURA Automotive Systems, Inc.
April 4, 2002
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Minneapolis, Minn. Information about DURA and its products is available on the
Internet at www.DURAauto.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected times frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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